Exhibit 99.1

Email to Pegasystems Inc. Employees on January 3, 2023

Team Pega,

It’s clear that digital transformation continues to be top of mind for clients. As we kick off 2023, I have never been more excited about the massive opportunity with the world’s most sophisticated brands. I also want to share some important changes we are making in our Go-To-Market teams to ensure alignment with our strategy. These are some of the most difficult decisions to make but are needed for us to succeed in the short and long term.

We made significant progress in 2022, despite the economic uncertainty and distractions thrown at us, and I am enormously excited about what we will be able to achieve in 2023.

We are filing this email publicly, so if helpful, this email may be shared.

A Clear Strategy to Focus Us

Pega Technology provides the most powerful and scalable low-code platform for AI-powered decisioning and workflow automation. Our Product Leadership is broadly recognized by industry analysts and has led to dramatic successes with the world’s most recognized and sophisticated organizations and their partners.

Pega Cloud innovation has accelerated adoption, and we have made tremendous progress on Modernizing our clients who more than ever are able to make use of our latest advancements.

We are strengthening deep, strategic relationships with our clients and their trusted Partners. Driving accelerated value for these clients will translate directly to significant growth for us.

We are building a healthy, agile, and efficient organization so we can work closely with our clients to inspire innovative ideas and creative solutions to their biggest challenges.

We are firmly on the path to becoming a Rule of 40 company, which will drive greater value for our shareholders and opportunities to further invest in our business, our technology, and our people.

Further Changes in our Go-To-Market (the teams reporting to Leon and John)

To continue to drive alignment, we are engaged in a detailed review to further improve our go-to-market operating model, drive role clarity and accountability, enable greater efficiency, and sharpen our client focus — especially where our investment has outpaced our growth.

As a result, there will be some changes and reductions in our staff that we expect will impact approximately 4% of our overall employees. We are working quickly to finalize these changes and team leaders will communicate them as soon as we can. This may be difficult for many of us, particularly for those whose roles are changing or being eliminated, but also for those saying goodbye to colleagues we care deeply for. We will continue to prioritize internal candidates for open positions, and for anyone leaving Pega, we will support their transition in keeping with our values.

We Build for Change

Leading our company through times of change over the last several decades, I know that we will rise to the challenge. In these moments, I am most proud to witness the best of our people, our remarkable innovation, quick adaptability, and incredible empathy. Digital transformation has never been more relevant to our clients, and Pega is well positioned to be the long-term strategic partner with our clients on this journey. Let’s continue to work together as One Pega to drive both their and our success.

Thank you,

-Alan